EXHIBIT 99.1

Tenax Therapeutics Reports Fourth Quarter and Full Year 2024 Financial Results and Provides Corporate Update

Successfully Completed Private Placements with Aggregate Gross Proceeds of Approximately $125 Million to Support Advancement of Two Registrational Studies for TNX-103 in PH-HFpEF and Fund Operations through 2027

Phase 3 LEVEL Study Expansion Increases Statistical Power; Enrollment Completion Targeted Around Year-End 2025, with Topline Data Expected Middle of 2026

Initiation of Second Phase 3 Study, LEVEL-2, Expected This Year

CHAPEL HILL, N.C., March 25, 2025 (GLOBE NEWSWIRE) -- Tenax Therapeutics, Inc. (Nasdaq: TENX) (“Tenax” or Tenax Therapeutics” or the “Company”), a Phase 3, development-stage pharmaceutical company using clinical insights to develop novel cardiopulmonary therapies, today reported financial results for the year ended December 31, 2024 and provided an update on its recent corporate progress.

“The past year has been transformational for Tenax Therapeutics in our quest to advance TNX-103, our oral levosimendan drug candidate, and bring meaningful clinical benefit to patients suffering from PH-HFpEF. With the continued support of investors, we are now well-positioned to expand our investment in TNX-103 and accelerate development timelines, paving the way for an earlier potential regulatory filing,” said Chris Giordano, President and Chief Executive Officer of Tenax Therapeutics. “We remain committed to a lean cost structure and responsible capital stewardship, ensuring our current funding sustains Tenax well beyond topline LEVEL data readout. We believe TNX-103 has the potential to improve the quality of life of patients living with PH-HFpEF, and expect to share topline data from LEVEL in the middle of 2026.”

Recent Corporate and Clinical Highlights

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In March 2025, Tenax closed a private placement financing, securing approximately $25 million in gross proceeds.
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In March 2025, Tenax reported that the U.S. Food and Drug Administration (FDA) had completed its review of the Company’s updated Phase 3 development plan for TNX-103 (oral levosimendan). The plan includes an amendment to expand enrollment and enhance the statistical power of the ongoing Phase 3 LEVEL study, as well as the protocol for

LEVEL-2, Tenax’s second registrational Phase 3 study. The Company anticipates completing enrollment of 230 patients in LEVEL around the end of 2025. LEVEL-2, a global study, is expected to commence in 2025.
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In January 2025, Tenax appointed Gillian Andor, MSc. as Vice President of Clinical Operations. Ms. Andor has over 20 years of experience in various roles across the biotechnology industry, and leads the Company’s expanding Clinical Operations function in support of the ongoing Phase 3 TNX-103 program.
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In August 2024, Tenax successfully closed a private placement financing that resulted in total gross proceeds of approximately $100 million.
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In April 2024, Tenax announced that the United States Patent and Trademark Office (USPTO) granted the Company U.S. Patent No. 11,969,424, covering the use of TNX-103, TNX-102 (subcutaneous levosimendan), TNX-101 (IV levosimendan), the active metabolites of levosimendan (OR1896 and OR18955), and various combinations of cardiovascular drugs with levosimendan when used to improve exercise performance in patients with pulmonary hypertension with heart failure with preserved ejection fraction (PH-HFpEF). The newly issued patent expressly provides intellectual property protection for levosimendan at all therapeutic doses.
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In April 2024, Tenax hosted “LEVEL Setting”, a scientific roundtable exploring the rationale for TNX-103 in the treatment of PH-HFpEF. Presentations were made by four globally recognized experts in the field.
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In February 2024, Tenax closed a registered public offering of its common stock, pre-funded warrants and warrants that resulted in total gross proceeds to the Company of approximately $9 million.

Fourth Quarter and Full Year 2024 Financial Results

Cash position: Tenax Therapeutics reported cash and cash equivalents of $94.9 million as of December 31, 2024. In addition, in March 2025 the Company raised approximately $25 million in gross proceeds from a private placement financing. With the proceeds from the March offering, management believes that Tenax is now funded through 2027.

Research and development (R&D): R&D expenses for the fourth quarter of 2024 were $4.6 million, compared to $1.7 million for the fourth quarter of 2023. R&D expenses for the year ended December 31, 2024 were $12.7 million, compared to $3.2 million for the year ended December 31, 2023. The increase in both periods was primarily attributable to increased expenses associated with the Company’s Phase 3 LEVEL study for TNX-103, compared with costs for 2023, associated with the Phase 2 HELP open-label extension (OLE) study, as well as increased personnel costs (including some stock-based compensation) and regulatory consulting costs.

General and administrative (G&A): G&A expenses for the fourth quarter of 2024 were $2.7 million, compared to $1.6 million for the fourth quarter of 2023. G&A expenses for the year ended December 31, 2024 were $6.8 million, compared to $5.0 million for the year ended December 31, 2023. The increase in both periods is primarily a result of stock-based compensation from options grants made during the fourth quarter of 2024.

Net loss: Tenax Therapeutics reported a net loss of $6.3 million for the fourth quarter of 2024, compared to a net loss of $3.2 million for fourth quarter of 2023. Tenax Therapeutics reported a net loss of $17.6 million for the year ended December 31, 2024, compared to a net loss of $7.7 million for the year ended December 31, 2023.

About Levosimendan (TNX-101, TNX-102, TNX-103)

Levosimendan is a novel, first-in-class K-ATP activator/calcium sensitizer currently being evaluated to treat pulmonary hypertension (PH) with heart failure with preserved ejection fraction (PH-HFpEF). Levosimendan was first developed for intravenous use in hospitalized patients with acutely decompensated heart failure, and it has received market authorization in 60 countries in this indication, although it is not available in the United States or Canada. Tenax’s Phase 2 HELP study, including its open-label extension stage, demonstrated the potential of IV levosimendan (TNX-101) and TNX-103 to bring durable improvements in exercise capacity and quality of life, as well as other clinical assessments, in patients with PH-HFpEF. TNX-103 (oral levosimendan) is currently being evaluated in LEVEL, a Phase 3, double-blind, randomized, placebo-controlled clinical trial in patients with PH-HFpEF.

About Tenax Therapeutics

Tenax Therapeutics, Inc. is a Phase 3, development-stage pharmaceutical company using clinical insights to develop novel cardiopulmonary therapies. The Company owns global rights to develop and commercialize levosimendan, which it is developing for the treatment of PH-HFpEF, the most prevalent form of pulmonary hypertension globally, for which no product has been approved to date. For more information, visit www.tenaxthera.com. Tenax Therapeutics’ common stock is listed on The Nasdaq Stock Market LLC under the symbol “TENX”.

Caution Regarding Forward-Looking Statements

Except for historical information, all of the statements, expectations and assumptions contained in this press release are forward-looking statements. These forward-looking statements may include information concerning possible or projected future business operations. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: risks of our clinical trials, including, but not limited to, the timing, delays, costs, design, initiation, enrollment, and results of such trials; any delays in regulatory review and approval of product candidates in development; risks related to our business strategy, including the prioritization and development of product candidates; reliance on third parties, including Orion Corporation, our manufacturers and CROs; risks regarding the formulation, production, marketing, customer acceptance and clinical utility of our product candidates; our estimates regarding the potential market opportunity for our product candidates; the potential advantages of our product candidates; risks associated with our cash needs; our ability to maintain our culture and recruit, integrate and retain qualified personnel and advisors, including on our Board of Directors; our competitive position; intellectual property risks; volatility and uncertainty in the global economy and financial markets in light of the possibility of pandemics, global financial and geopolitical uncertainties, including in the Middle East and the Russian invasion of and war against the country of Ukraine; changes in legal, regulatory and legislative environments in the markets in which we operate and the impact of these changes on our ability to obtain regulatory approval for our products; and other risks and uncertainties set forth from time to time in our SEC filings. Tenax Therapeutics assumes no obligation and does not intend to update these forward-looking statements except as required by law.

Contact:

Investor and Media:

Merrill Barrett

Argot Partners

tenax@argotpartners.com

Tenax Therapeutics, Inc.
Condensed Consolidated Balance Sheets

(in thousands)
(Unaudited)

	December 31, 2024	December 31, 2023
ASSETS		
Current assets		
Cash and cash equivalents	$ 94,851	$ 9,792
Prepaid expenses	1,771	1,640
Other current assets	64	252
Total current assets	96,686	11,684
Other assets	-	1
Total assets	$ 96,686	$ 11,685
LIABILITIES AND STOCKHOLDERS' EQUITY		
Current liabilities		
Accounts payable	3,157	2,073
Accrued liabilities	1,536	1,013
Note payable	-	501
Total current liabilities	4,693	3,587
Total liabilities	4,693	3,587
Total stockholders' equity	91,993	8,098
Total liabilities and stockholders' equity	$ 96,686	$ 11,685